SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  December 13, 2001



               FREEPORT-McMoRan COPPER & GOLD INC.


       Delaware                  1-9916                 74-2480931
   (State or other            (Commission             (IRS Employer
   jurisdiction of            File Number)            Identification
   incorporation or                                   Number)
   organization)


                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.  Other Events and Regulation FD Disclosures

NEW ORLEANS, LA, December 13, 2002 - In connection with a presentation to financial analysts, Freeport-McMoRan Copper & Gold Inc. (FCX) is disclosing its preliminary estimates of copper and gold sales for 2002 to be 1.5 billion pounds of copper (100 million pounds higher than estimated 2001 sales volumes) and 2.0 million ounces of gold (600,000 ounces less than estimated 2001 sales volumes). FCX estimates quarterly copper sales in 2002 to approximate 320 million pounds during the first quarter, 370 million pounds during the second quarter, 390 million pounds during the third quarter, and 430 million pounds during the fourth quarter. FCX estimates quarterly gold sales in 2002 to approximate 260,000 ounces during the first quarter, 450,000 ounces during the second quarter, 610,000 ounces during the third quarter and 720,000 ounces during the fourth quarter. The lower gold volumes in 2002 reflect the anticipated mining of lower grade ore during the first half of the year. FCX estimates 2003 through 2005 sales volumes will average approximately 1.4 billion pounds of copper and 2.4 million ounces of gold. FCX projects its net cash production cost to be below 20 cents per pound in 2002, based on estimated gold sales presented above and current gold prices of $270 per ounce. Unit net cash production costs vary with the volume of gold sales and the price of gold, as gold revenues are deducted in calculating unit net cash production costs.

     FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information about FCX is available on our Internet web site
"fcx.com".

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes and net cash production costs. Important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks and other factors described in FCX's Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.



                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              FREEPORT-McMoRan COPPER & GOLD INC.


                              By: \s\ C. Donald Whitmire, Jr.
                                   ------------------------------
                                         C. Donald Whitmire, Jr.
                                    Vice President and Controller-
                                       Financial Reporting
                                    (authorized signatory and
                                    Principal Accounting Officer)

Date:  December 13, 2001